Exhibit 99.3

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Commencement of

Modified Dutch Auction Tender Offer for Its 8.75% Senior Notes due 2018

DENVER—February 9, 2011— MarkWest Energy Partners, L.P. (NYSE: MWE) announced today that it has commenced a cash tender offer (the “Offer”) for up to $125 million aggregate principal amount (the “Tender Cap”) of its outstanding 8.75% senior notes due 2018 (CUSIP No. 570506AH8) (the “Notes”). The Offer is scheduled to expire at 11:59 p.m., New York City time, on March 9, 2011, unless extended or earlier terminated (the “Expiration Time”). As of February 9, 2011, $500,000,000 principal amount of Notes were outstanding. The Notes and other information relating to the Offer are listed in the table below.

Series of Notes	CUSIP No.	Outstanding Principal Amount	Early Tender Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
8.75% Senior Notes due 2018	570506AH8	$500,000,000	$30.00	$1,090.00 - $1,115.00

(1)    Per $1,000 principal amount of Notes that are accepted for purchase.

(2)    Includes the Early Tender Payment.

The “Total Consideration” for each $1,000 principal amount of Notes will be determined based on a modified “Dutch Auction” procedure.  Each holder that tenders Notes in the Offer will specify a “Bid Price,” within a range specified in the table above, which represents the minimum consideration such holder is willing to receive for those Notes.  Holders who tender Notes without specifying a Bid Price will be deemed to have specified $1,090 per $1,000 principal amount of Notes.  The total consideration payable under the Offer, and the Bid Price specified by holders of Notes electing to participate, includes an “Early Tender Payment” of $30.00 for each $1,000 principal amount of Notes.  Holders will only be eligible to receive the Early Tender Payment for Notes that such holders have validly tendered (and not withdrawn) prior to 5:00 p.m., New York City time, on February 23, 2011, unless extended.  If the aggregate amount of Notes validly tendered (and not withdrawn) with a Bid Price equal to or below the Total Consideration exceeds the Tender Cap, then holders of Notes who tender Notes with a Bid Price equal to the Total Consideration will be subject to proration as described in the Offer to Purchase (defined below).

Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date. MarkWest currently anticipates that the payment date will be March 10, 2011.

Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on February 23, 2011, unless extended (the “Withdrawal Time”).  Holders of Notes who tender their Notes after the Withdrawal Time, but prior to the Expiration Time, may not withdraw their Notes.  MarkWest reserves the right, in its sole discretion, to increase the Tender Cap.  If MarkWest increases the Tender Cap, it does not expect to extend the Withdrawal Time or otherwise reinstate withdrawal rights.

The Offer is subject to the satisfaction of certain conditions including: (1) consummation of a new capital markets debt offering resulting in net proceeds on terms satisfactory to MarkWest in an amount, when combined with cash on hand and borrowings under MarkWest’s revolving credit facility, sufficient to fund the Offer and (2) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase dated February 9, 2011, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

MarkWest has engaged Barclays Capital Inc. to act as the exclusive dealer manager in connection with the Offer. Questions regarding the terms of the Offer may be directed to Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The Offer is being made solely by the Offer to Purchase dated February 9, 2011.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.